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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM 8-K

                               CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT:   January 30, 1996

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER:

    Capital Corp of the West

STATE OR OTHER JURISDICTION OF INCORPORATION:   California

COMMISSION FILE NUMBER:   0-27384

I.R.S. EMPLOYER IDENTIFICATION NUMBER:   77-0405791

ADDRESS OF PRINCIPAL EXECUTIVE OFFICE:

    1160 West Olive Avenue, Suite A
    Merced, California

ZIP CODE:   95348

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:   (209) 725-2200

ITEM 5. OTHER EVENTS:   See the attached press release, which is incorporated by
reference.


                                      SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  January 30, 1996            Capital Corp of the West


                                      By: /s/ Janey Boyce
                                         --------------------------------
                                         Janey Boyce
                                         Vice President/Chief Financial Officer

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                                       [LETTERHEAD]

AVAILABLE FOR IMMEDIATE RELEASE
January 16, 1996
Contact: Janey Boyce 209-725-2205

CAPITAL CORP OF THE WEST AND TOWN & COUNTRY FINANCE & THRIFT ENTER INTO ACQUISITION NEGOTIATIONS

Capital Corp of the West (Capital Corp), the newly formed bank holding company for County Bank, and Town & Country Finance and Thrift (Town & Country) announced today that they have signed a letter of intent to pursue a proposed acquisition of all the outstanding common stock (Stock) of Town & Country by Capital Corp.

The proposed transaction would result in Town & Country becoming a wholly owned subsidiary of Capital Corp. Town & Country would join County Bank as Capital Corp's second financial institution subsidiary. Town & Country would continue to operate under its current President, Mr. D. Dale Pinkney and staff and continue to offer its existing products and services.

The proposed purchase price for the Stock to be paid by Capital Corp will be one and fifty-seven hundredths (1.57) times the tangible equity of Town & Country at the closing of the transaction. The parties will strive to close the transaction by June 30, 1996. The proposed purchase price will be a combination of cash and common stock of Capital Corp. The exchange of stock is expected to result in Town & Country owning approximately 20% of the common stock of Capital Corp and current shareholders of Capital Corp owning approximately 80% of the common stock of Capital Corp.

The proposed acquisition is subject to numerous conditions such as a thorough due diligence review by both parties of the operations of the other party. Upon satisfactory completion of such reviews, a definitive agreement between parties which will define the final terms and conditions of the agreement would be prepared and signed. The transaction will also be subject to receipt of approvals by the shareholders of each company and regulatory agencies.

Capital Corp is a federally chartered bank holding company which was established November 1, 1995. It is the parent company for County Bank, formed in 1977. Merced County's only locally owned and independently managed bank. County Bank currently has six branch offices in Merced, Atwater, Hilmar, Los Banos and Turlock and loan

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                                       [LETTERHEAD]

production offices in Sonora and Modesto. County Bank offers a full range of commercial and personal banking products and services. Capital Corp is now listed on NASDAQ national stock exchange with the ticker symbol of CCOW.

As of December 31, 1995, Capital Corp reported assets on a consolidated basis totaling $209 million and year to date incomeof $335,000 or $.25 per share. These reported earnings include a one-time write-off of Capital Corp's remaining investment in real estate held by its real estate investment subsidiary. This write-off reduced after tax earnings by approximately $1.8 million. Earnings exclusive of this write-off were $2.1 million or $1.57 per share. Shareholders' equity totaled $15 million or $11.31 per share.

Town & Country is a licensed California thrift and loan company which specializes in consumer loans and consumer financing. It has been in operation since 1957 and currently has three offices in Turlock, Visalia and Modesto. As of December 31, 1995, Town & Country total assets were $26 million and year to date earnings were $209,000 or $1.24 per share. Shareholders' equity totaled $3.6 million or $21.41 per share.

In a joint statement, Tom Hawker, Chief Executive Officer for Capital Corp, and Dale Pinkney, President of Town & Country, said, "The union of Capital Corp and Town & Country should be advantageous to both companies. The larger foundation and growth of Capital Corp will in turn afford Town & Country growth opportunities. The distinctive product line of Town & Country will allow Capital Corp to expand the types of clients it currently serves and expand into new markets. This union is consistent with the strategic objectives of both companies."

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